Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended June 30, 2025

DALLAS (August 7, 2025) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended June 30, 2025. For the three months ended June 30, 2025, we reported net income attributable to common shares of $1.0 million or $0.24 per diluted share compared to a net income of $1.2 million or $0.28 per share for the same period in 2024. Our decrease in net income is attributable to a decrease in interest income.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Other income	$—	$—	$—	$—
Expenses:
General and administrative	74	93	142	159
Advisory fee to related party	23	21	50	50
Total operating expenses	97	114	192	209
Net operating loss	(97)	(114)	(192)	(209)
Interest income from related parties	1,355	1,585	2,702	3,171
Income tax provision	(264)	(309)	(527)	(622)
Net income	$994	$1,162	$1,983	$2,340

Earnings per share
Basic and diluted	$0.24	$0.28	$0.49	$0.57
Weighted average common shares used in computing earnings per share
Basic and diluted	4,066,178	4,107,131	4,066,178	4,092,618